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                                                                    EXHIBIT 99.7

                      POSITION SPECIFICATION FOR MEMBER OF
                              BOARD OF DIRECTORS OF
                          HILLENBRAND INDUSTRIES, INC.
                  (APPROVED AT SEPTEMBER 14 2006 BOARD MEETING)


POSITION OVERVIEW:                 Directors are responsible for the overall
                                   supervision of the management of the affairs of the corporation in accordance with the requirements of Indiana and other applicable law.

CRITERIA FOR SELECTION:            A candidate for director of the corporation
                                   should exhibit the following characteristics and should not ever (i) have been the subject of a Securities and Exchange Commission enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor, (ii) had any license suspended or revoked due to misconduct of any type or (iii) violated any fiduciary duty to the Company or its Code of Ethical Business Conduct.:

                                   1.   Reputation for industry, integrity,
                                        honesty, candor, fairness and
                                        discretion;

                                   2. Acknowledged expert in his or her chosen field(s) of endeavor, which area of expertise should have some relevance to the corporation's businesses or operations, such as accounting and finance, product and technology development, healthcare, death care or other low growth industry, manufacturing, services businesses, sales and market development, international operations, international governance, mergers and acquisitions related business development, strategic oversight, government relations, investor relations, executive leadership development, public company governance, and executive compensation design and processes;

                                   3.   Knowledgeable, and or willing and able
                                        to become so quickly, in the critical
                                        aspects of the corporation's businesses
                                        and operations in order to make
                                        comprehensive and decisive decisions;


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                                   4.   New directors, excluding existing
                                        directors who are reelected should meet
                                        the NYSE independence standards then in
                                        effect; and

                                   5. Experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.

RESPONSIBILITIES:                  Responsibilities of directors include
                                   discharging the following tasks, with the objective of creating short and long term value for shareholders. Additionally, directors must be willing to commit substantial amounts of time to learning the Company and its risks and to participate actively on the Board. They must be good listeners, willing to ask probing questions, disagree with management if necessary, speak their mind and exercise independent judgment on behalf of all shareholders

                                   1.   Proceedings of the Board and its
                                        committees;

                                   2.   Oversight responsibility for ensuring
                                        that the corporation is effectively
                                        managed in the interests of all
                                        shareholders;

                                   3.   Selecting, monitoring, evaluating,
                                        compensating, and-if necessary,
                                        replacing the President and Chief
                                        Executive Officer and other senior
                                        executives, and ensuring adequate
                                        management succession;

                                   4.   Reviewing and analyzing, in order to
                                        approve, policies designed to ensure
                                        that the corporation and its employees
                                        act ethically, and compliance with
                                        applicable laws and regulations,
                                        auditing and accounting principles, and
                                        the corporation's own governing
                                        documents;

                                   5.   Selecting director nominees,
                                        establishment of the structure and
                                        composition of the Board and its
                                        committees, and determination of the
                                        functions of such committees;



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                                   6.   Reviewing and analyzing, in order to
                                        approve, management's strategic and
                                        business plans, including developing a
                                        depth of knowledge of the businesses
                                        being served, understanding and
                                        questioning the assumptions upon which
                                        such plans are based, and reaching a
                                        fully informed and independent judgment
                                        as to the probability that the plans can be realized; although directors may rely on management and other professional advisors for the integrity of the information they receive, it is incumbent on them to satisfy themselves that they are fully informed as to all factors they consider relevant;

                                   7.   Reviewing and analyzing, in order to
                                        approve, the corporation's financial
                                        objectives, plans, and actions,
                                        including significant capital
                                        allocations and expenditures;

                                   8.   Reviewing and analyzing, in order to
                                        approve, material transactions not in
                                        the ordinary course of business;

                                   9. Monitoring corporate performance against the strategic and business plans, including overseeing the operating results on a regular basis to evaluate whether the businesses are being properly managed;

                                   10.  Reviewing, analyzing, in order to
                                        approve, and periodically revising, as
                                        appropriate, the corporation's mission
                                        statement and the charters of the
                                        Board's various committees; and

                                   11.  Performing such other functions as are
                                        prescribed by law, or assigned to the
                                        Board in the corporation's governing
                                        documents.

PERFORMANCE METRICS:               Performance meets expectations when a
                                   director discharges the foregoing
                                   responsibilities with dedication, candor, fairness, integrity, honesty and discretion.


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